Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS FOURTH QUARTER
AND FISCAL YEAR 2010 RESULTS

– Q4 revenue of $84.9 million, net income of $4.0 million and operational cash-flow of $23.0 million –

– FY10 reports $311 million total revenue, 3 point improvement in gross margin, 13% reduction in operating expenses, $48 million operational cash-flow and net cash of $142 million –

Santa Clara, Calif.—February 2, 2011—Affymetrix, Inc., (NASDAQ: AFFX) today reported its operating results for the fourth quarter and fiscal year ended December 31, 2010. Total revenue for the fourth quarter was $84.9 million, as compared to total revenue of $88.8 million in the fourth quarter of 2009. For the full year 2010, total revenue was $310.7 million as compared to $327.1 million for 2009.

For the fourth quarter of 2010, product revenue was $71.9 million, which consisted of consumable revenue of $63.4 million and instrument revenue of $8.5 million.  Service revenue was $6.4 million, and royalties and other revenue was $6.6 million. This compares to fourth quarter 2009 product revenue of $81.0 million, which consisted of consumable revenue of $71.9 million and instrument revenue of $9.1 million. Service revenue was $5.9 million, and royalties and other revenue was $1.9 million.

For the full year 2010, product revenue was $277.7 million, which consisted of consumable revenue of $252.1 million and instrument revenue of $25.6 million. Service revenue was $20.6 million, and royalties and other revenue was $12.4 million. This compares to full year 2009 product revenue of $279.2 million, which consisted of consumable revenue of $255.7 million and instrument revenue of $23.5 million. Service revenue was $39.6 million, and royalties and other revenue was $8.3 million.

The Company reported a net income of approximately $4.0 million, or $0.06 per diluted share, in the fourth quarter of 2010.  This compares to net income of $2.8 million, or $0.04 per diluted share, in the same period of 2009.

Fiscal year 2010 net loss was $10.2 million, or $0.15 per diluted share, which included a $6.3 million gain from the repurchase of convertible notes, or $0.09 per diluted share. This is compared to net loss of $23.9 million, or $0.35 per diluted share, for fiscal year 2009 which included a $17.4 million gain from the repurchase of convertible notes, or $0.25 per diluted share, and restructuring charges of $2.2 million, or $0.03 per diluted share.

For the fourth quarter of 2010, cost of product sales was $31.6 million compared to $31.3 million in the same period of 2009. Cost of services and other was $4.0 million compared to $3.7 million in the same period of 2009. Product gross margin was 56.1%, as compared to 61.3% in the same period of 2009.

For the full year 2010, cost of product sales was $117.4 million as compared to $126.4 million in 2009. Cost of services and other was $15.8 million compared to $23.9 million in 2009. Product gross margin was 57.7% as compared to 54.7% in 2009.

For the fourth quarter of 2010, operating expenses were $44.1 million as compared to operating expenses of $51.3 million in the same period of 2009, a reduction of 14%.

For the full year 2010, operating expenses were $182.7 million as compared to operating expenses of $209.9 million, which included restructuring charges of $2.2 million, in 2009.

“For the full-year, we generated a gross margin improvement of 300 basis points, a reduction in operating expenses of 13%, and free cash-flow of more than $40 million. In addition, we reported positive net income for the second half of the year,” stated Kevin M. King, president and chief executive officer. “While we made significant progress in diversifying our revenue base into new markets, we fell short of expectations on total revenue.  Looking to the future, we’ve made revenue growth our number one priority.”

During the Fourth Quarter the Company:

•
Joined the 1,000 Genomes Project and will contribute genotyping data for a large set of validated rare and common genomic variants to the Project. This information was generated by Affymetrix using the Axiom™ Genotyping Solution and will allow scientists to create customized Axiom Genotyping Arrays containing 50,000 to as many as 2.6 million markers. The entire Axiom Genomic Database provides an extensive selection of ready-to-use variants for custom array designs and enables an unprecedented level of success in assay conversion.

•
Announced that the U.S. District Court for the Western District of Wisconsin granted the Company’s motion for summary judgment that Affymetrix does not infringe U.S. Patent Nos. 7,510,841 and 7,612,020 held by Illumina and dismissed Illumina’s patent infringement lawsuits.

•
Launched the Axiom™ Genome-Wide BOS 1 Array, which has 34% higher genetic coverage than the current leading array because of its unique design. Developed in conjunction with the Affymetrix Bovine Consortium of leading breeders and researchers worldwide, the array comprehensively covers genetic traits from the most commercially vital breeds of dairy and beef cattle. The Axiom Genome-Wide BOS 1 Array's high-performing markers greatly improve the reliability of genetic profiling by giving breeders an accelerated path to higher quality beef and dairy cattle and reducing the need for costly and time-consuming phenotypic testing.

•
Signed a distribution agreement with Fisher Scientific, Inc., part of Thermo Fisher Scientific, to distribute the GeneAtlas™ System and its related consumables through the Fisher Scientific channel throughout the United States and Canada. The GeneAtlas System is the first personal microarray solution to meet the demand among life scientists for an easy to use and affordable way to interrogate the whole genome. Fisher Scientific has a leading position in the life sciences market and provides an unparalleled reach and a proven record of customer service and support.

Affymetrix' management team will host a conference call on February 2, 2011 at 2:00 p.m. PT to review its operating results for the fourth quarter and fiscal year 2010. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.

A replay of this call will be available from 5:00 p.m. PT on February 2, 2011 until 8:00 p.m. PT on February 9, 2011 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415. The passcode for both replays is 364850.  An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix
Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 2,000 systems have been shipped around the world and almost 23,000 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Cleveland, Ohio, and Singapore. The Company has more than 900 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit the Company's website.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the Company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the Company to successfully integrate such acquisitions into its existing business; risks of the Company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 2009, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

- Financial Charts to Follow -

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31,	December 31,
	2010	2009
ASSETS:		(Note 1)
Current assets:
Cash and cash equivalents	$35,484	$65,642
Restricted cash—short-term portion	287	1,686
Available-for-sale securities—short-term portion	67,223	213,377
Accounts receivable, net	52,281	64,933
Inventories	49,373	54,490
Deferred tax assets—short-term portion	1,071	1,172
Prepaid expenses and other current assets	9,422	15,903
Total current assets	215,141	417,203
Available-for-sale securities—long-term portion	134,190	64,760
Property and equipment, net	54,177	68,182
Acquired technology rights, net	38,858	49,855
Deferred tax assets—long-term portion	4,894	4,720
Restricted cash—long-term portion	-	1,109
Other long-term assets	13,525	25,121
Total assets	$460,785	$630,950

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$44,259	$57,183
Deferred revenue—short-term portion	10,950	14,534
Total current liabilities	55,209	71,717
Deferred revenue—long-term portion	4,601	3,898
Other long-term liabilities	11,748	10,295
Convertible notes	95,472	247,201
Stockholders’ equity:
Common stock	706	710
Additional paid-in capital	742,206	733,378
Accumulated other comprehensive income	1,376	4,051
Accumulated deficit	(450,533)	(440,300)
Total stockholders’ equity	293,755	297,839
Total liabilities and stockholders’ equity	$460,785	$630,950

Note 1:
The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUE:
Product sales	$71,924	$80,988	$277,743	$279,186
Services	6,431	5,885	20,565	39,563
Royalties and other revenue	6,554	1,915	12,438	8,345
Total revenue	84,909	88,788	310,746	327,094
COSTS AND EXPENSES:
Cost of product sales	31,568	31,330	117,384	126,377
Cost of services and other	4,002	3,650	15,822	23,949
Research and development	15,465	16,950	67,934	77,358
Selling, general and administrative	28,657	34,562	114,773	130,838
Restructuring charges	-	283	-	2,180
Goodwill impairment credits	-	(450)	-	(450)
Total costs and expenses	79,692	86,325	315,913	360,252
Income (loss) from operations	5,217	2,463	(5,167)	(33,158)
Interest income and other, net	613	1,299	(1,487)	2,589
Interest expense	1,397	2,435	7,706	10,945
Gain from repurchase of convertible notes	445	-	6,297	17,447
Income (loss) before income taxes	4,878	1,327	(8,063)	(24,067)
Income tax provision (benefit)	918	(1,468)	2,170	(158)
Net income (loss)	$3,960	$2,795	$(10,233)	$(23,909)

Basic net income (loss) per common share	$0.06	$0.04	$(0.15)	$(0.35)
Diluted net income (loss) per common share	$0.06	$0.04	$(0.15)	$(0.35)

Shares used in computing basic net income (loss) per common share	68,594	68,820	68,856	68,722
Shares used in computing diluted net income (loss) per common share	69,004	69,374	68,856	68,722